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                                                                     EXHIBIT 3.1



                           CERTIFICATE OF AMENDMENT OF
                           FOURTH AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                OF SYNOPSYS, INC.

        SYNOPSYS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

        FIRST: That the Board of Directors of the Corporation approved a resolution by unanimous written consent to amend Article IV.A of the Fourth Amended and Restated Certificate of Incorporation of the Corporation to read in its entirety as follows:

        "A. Classes of Stock. This Corporation is authorized to issue two classes of stock to be designated, respectively, as "Common Stock" and "Preferred Stock." The total number of shares that the Corporation is authorized to issue is Four Hundred Two Million (402,000,000), par value of one cent ($.01) per share. Four Hundred Million (400,000,000) shares shall be Common Stock and Two Million (2,000,000) shares shall be Preferred Stock."

        SECOND: The Annual Meeting of Stockholders of the Corporation was duly called and held on March 3, 2000 in accordance with Section 222 of the General Corporation law of the State of Delaware at which meeting a majority of the outstanding shares of the Corporation were voted in favor of the proposed amendment.

        THIRD: That said amendment was duly adopted by the Board of Directors and stockholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed on its behalf by the undersigned duly authorized officer of the Corporation on this 13th day of March, 2000.


                                                   /s/ Roger Klein
                                                   -----------------------------
                                                   Roger Klein
                                                   Assistant Secretary



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